Exhibit 99.2

Elizabeth Nelson – Macromedia, Chief Financial Officer and Executive Vice President

Thank you.

And thank you all for joining us today. We’re excited to try something new this time.

In addition to our normal audio call we’re going to be broadcasting the call using our new product Breeze. Breeze allows us to deliver a more interactive more complete picture of what’s happening here at Macromedia. With Breeze we cannot only tell you what we’re doing but also visually show you.

Throughout the presentation you can click on some of the images, see the examples and have an interactive experience. When you do that you’ll need to pause your presentation. Of course if you prefer you are always welcome to stay on line and the audio portion of the Breeze presentation will play. So I will speak to you on the call shortly whether you choose to listen over the phone or experience the Breeze presentation.

The live Q & A will begin promptly at 3:00.

The agenda for today is as follows.

I am going to review the Q4 financial results. Rob will then give an update on the business and outlook. I will return and provide financial outlook then we’ll open for questions at the end.

During this conference call we’ll discuss forward looking aspects of Macromedia’s business and make forward-looking statements including statements regarding the expected financial performance and strategic plans which involve risks and uncertainties that may cause actual results to differ materially from the results predicted. Any such forward-looking statements should not be considered an indication of actual future performance. We have disclosed in greater detail in our Form 10-K and other filings with the SEC, the risk factors that may cause actual results to differ materially from the results predicted.

The business outlook statements we will be making today are based on current expectations as of April 30, 2003 only.

In adherence to regulation fair disclosure Macromedia will provide investors and analysts with quarterly information and some forward looking guidance in its conference calls. These statements are also published in the earnings release and on Macromedia’s website.

Macromedia will not provide any further guidance or update on its performance in the quarter unless it does so in a news release or publicly announced conference call.

During the call we may discuss non- GAAP financial measures. The GAAP financial measures that correspond to such non-GAAP financial measures as well as the reconciliation between two such measures are set forth in our press release issue on April 30, 2003 and made available on our website.

Earlier this afternoon, we released our fourth quarter fiscal 2003 financial results. For the quarter the company posted revenues of $83.6 million a pro forma operating margin of 11 percent and earnings per share of 11 cents on a GAAP basis and 13 cents on a pro forma basis. For the fiscal year ended March 31 revenue totaled $336.9 million, pro forma operating margin was 8 percent and we delivered earnings per share of 3 cents on a GAAP basis and 40 cents per share on a pro forma basis. These numbers represent significant improvement in both growth and profitability during the past year.

Turning to revenue. For the March quarter we posted net revenues of $83.6 million up 1 percent sequentially and 10 percent year on year and well within the range of guidance provided last quarter. The year on your growth was largely driven by the success of the MX family products launched last spring. In terms of product mix, the Studio mixed bundle remained our leading product representing 32% of total sales during the quarter.

As you recall we updated the new Studio bundle during the quarter to include the new Freehand MX and the new Contribute product and raised the price of the bundle by $100 in all regions except Japan. Dreamweaver stand-alone sales represented 12 percent this period. This is our largest stand alone product and believe it is the main driver of sales in our Studio product. Flash stand-alone was 8 percent of total sales. Graphics which includes our Freehand and Fireworks products was 6 percent of total sales about consistent with last quarter.

Our server products were up two percent sequentially and 14 percent year on year as we saw continued demand for ColdFusion and J Run in large corporate accounts.

Finally other products were up substantially at 23% due to a strong performance by Director MX as well as sales of new products. A new Contribute product got off to a great start representing two percent of total revenue in its first full quarter of sales. As well the new Breeze product has solid bookings during the quarter but very little revenue as most revenue for the product will be deferred and recognized over the service period.

Revenue by Product	Q4 FY03	FY03
Studio	32%	31%
Dreamweaver	17%	20%
Flash	8%	10%
Graphics	6%	7%
Servers	17%	16%
Other	20%	16%

We also began to recognize revenue from some of the embedded Flash deals completed over the last few years. As our new products become more material to revenue we will likely change our revenue break out to provide visibility to these new initiatives.

Looking at revenue by region we saw strong sequential growth in Asia Pacific and rest of world in the March quarter, a moderate increase in North America and a sequential decline in Europe. North America represented 54 percent of net revenue in the March quarter and was up four percent from the December quarter.

Revenue by Region	Q4 FY03	FY03
North America	54%	58%
Europe	27%	26%
Asia	19%	16%

The corporate and government channels were relatively consistent but sales in commercial distribution and particularly in education decreased due to mid cycle budget cuts at the state level. Europe represented 27% of total sales in the quarter. After a very strong January we saw decreases in Germany, France and several other countries in the second half of the quarter. Asia Pacific and rest of world increased revenues 25% sequentially representing 19% of total sales. We had particularly strong performance in Japan this quarter.

Japan benefited from the end of the Japanese corporate year, the launch of Director MX and the back to school quarter for the education market. Finally sell-through was higher than sell-in in Q4 and channel inventory levels decreased to appropriate levels, all well within our policy.

Turning to margins.

Gross margin for the quarter was constant at 90% and operating expenses were up 2% or $1.1 million sequentially yielding an 11 percent operating margin on a pro forma basis in line with guidance provided in January. The expense breakdown as a percent of revenue was as follows. 44% sales and marketing, 26% R&D and 10 percent G&A.

While we remain focused on cost control to drive profitability we do feel it’s critical we invest in new product development to strong our long term revenue growth. Total head count unchanged with about 1100 regular employees and 160 contractors on March 31. On a GAAP basis we reported net income of $6.9 million or 11 cents per share on a diluted basis, versus $8.3 million or 13 cents per share on a pro forma basis.

The difference between our pro forma and GAAP results relate to the following items. Amortization of intangible assets of $400 K acquired, in-process R&D of about $350 K related to the acquisition of Presedia completed in January, that’s the Breeze product, and third a legal settlement of approximately $1.5 million related to a securities action pending against the former Allaire company. Lastly the application of a 20% effective tax rate to our pro forma pretax income. Consistent with past practice we will continue to break out these one time and non-cash items to provide investors with greater understanding of our financial performance.

During the quarter Macromedia adopted two accounting pronouncements which resulted in minor reclassification of historical financials. The reclassification had no impact on net income but did result in approximately $470 K for the quarter and $2.1 million for the year to revenue from cost of revenue and sales and marketing expenses. We have provided in our press release and on our website a table showing the impact by quarter of this reclassification.

Turning now to the balance sheet.

Cash and short-term investments stood at $215.6 million as of March 31 up $9 million in the quarter and over $53 million for the year as a whole. EBITDA for the year was a strong $48 million with depreciation and amortization from operations of $28 million. Accounts receivables increased by $1 million to $27.6 million, yielding a DSO number of 30 days in the fourth quarter well within our target range. Lastly deferred revenue increased $6 million this quarter from $28 million in December to $33.9 million at March 31.

Reconciliation of EBITDA	FY02	FY03
GAAP operating income/(loss)	$(238.6)	$1.7
Add: Depreciation and amortization	152.0	28.4
Add: Restructuring	81.8	—
Add: In-process R&D and impairment of intangible assets	—	17.7

EBITDA	$(4.8)	$47.8

The majority of unearned revenue relates to maintenance and technical support for our server products, which are recognized ratably over service periods of twelve to 24 months. In addition the guaranteed portion of OEM contracts for the license of Flash players by mobile carries is included in deferred revenue. These revenues will be recognized as earned or ratably over the term of the license.

As you can see our balance sheet continues to be strong and provides solid foundation to support our growing business.

Now let me turn it over to Rob who will talk about our priorities for the future.

Robert Burgess – Macromedia, Chairman and Chief Executive Officer

Thanks, Betsey.

Overall it was a successful year for us. While we reestablished growth and profitability, we also set ourselves up for the next generation of Macromedia, which is all about setting up the next generation of the internet. It’s broader and more ambitious agenda than we’ve ever had.

The market opportunity is huge and as we are broadening our participation considerably our energies are focused on execution. Forrester research has been doing a lot of studies on the internet, what’s working and what’s not working. And the bottom line is that the web or fundamentally HTML is really good for browsing and doing things related to documents but it’s really not a very effective platform for doing a lot of the other kinds of things that people are trying to do with the internet.

Recent studies show that of 300 sites when Forrester looked at them from the point of view whether or not users could accomplish what they set out to accomplish on the site, only three got passing grades. They did extensive testing on auto sites and 88% of the people going to those auto sites dropped off before they accomplished their task; same thing in the travel business.

So what we have is we have a wonderful new medium we have a wonderful infrastructure. We have a small number of applications that are working pretty well for people in a wide range of opportunities that aren’t yet working for people requiring a new generation of technology. So there are all kinds of examples.

I am seeing hundreds actually thousands of new sites, new capabilities using a lot of our technology that fundamentally changed the user experience. So if you are listening to this on the telephone it’s an audio only experience. However, the Breeze presentation using one of our new Technologies will feature not only the audio but also the ability to see PowerPoint slides that have been converted into Flash and actually see live demonstrations of the sites and techniques that I am talking about.

Companies like Microsoft and BMW and just all kinds of companies are enabling this next generation of experience and so if you are on the Breeze presentation now you should click on those examples and you can see exactly what I mean.

The reason that Macromedia can actually do something about the user experience here has a lot to do with the incredible success of the Flash player. It’s installed in more than 98% of the computers out there connected to the internet. Some 560 million people have the Flash player. The adoption rate of our new player is actually occurring at a more rapid rate than ever before. It was at 72% last quarter and now it’s 84%. So the ability to upgrade the players is actually now occurring within a 10-12 month time frame. In the last Flash player we added the ability to run applications locally and we added video.

So now that capability is out there and of course we all have the tools that allow people to develop this next generation of applications. So we spent a lot of time over the last few years talking about Flash ubiquity, talking about the Flash ecosystem and investing very heavily in a number of other business opportunities that are really designed to dramatically change the user experience.

And so what I’d like to do now is actually spend a little bit of time laying out those businesses that are beginning now and that you will see contributing hopefully significant revenue over the year ahead.

So the first business obviously that we have that I think is probably very well understood is our tools revenue stream. Not only the Flash revenue stream but also all of our other industry leading tools.

Dream Weaver continues to do very well.

Fireworks, Freehand, a lot of these products are really the leading brands for developing websites.

Our new product Contribute is doing very well. Sold over 30,000 copies of that and that enables a new kind of user, a non-technical user to update their website.

Studio MX Plus is very successful. It’s a bundle and the most common way that people are actually buying these tools. And so that’s a real great base of developers serving millions of developers out there and that continues to go along very well.

This last quarter we launched DevNet which is a subscription service for Studio MX and allows very easy one-stop shopping. So our tools business is clearly the main business we’re in and is going to continue to drive the majority of revenue and profit for the company for the next year.

But now we’re launching some new businesses that are based on the ubiquity of the Flash player and I want to talk about those.

The first one is the mobile business.

Here are businesses licensing the Flash player to wireless and non-PC device manufacturers. And we take the revenue as those devices ship. The last few years we’ve been working with all of these companies and building them into their devices and now the devices are just starting to ship so. This year we will start to recognize revenue from that royalty stream.

As you can see, we have signed a number of major deals in the past and this past quarter we added Leap Frog who is incorporating Flash into their kid’s toys, some of their children’s toys. We’re excited about that. That’s a whole new market.

Microsoft has upgraded the shipment of Flash to Flash 6 that now they’re including with pocket PC kit. And then towards the end of the quarter we made a very exciting announcement with DoCoMo. DoCoMo has launched their next generation 3G service. A lot of it is very Flash-centric. A lot of the user interface work is done in Flash.

They’ve included Flash with all of their next generation phones and those have started shipping right now. DoCoMo of course has 36 million subscribers of 42 million people in Japan.

So we’re very excited about that relationship.

We are also in development of a very exciting new product that is new platform for carriers to actually provide a next generation service for the mobile customers. Here in the Breeze presentation on our website you can see examples of phones with Flash interface and examples of applications, weather applications, news applications, mapping applications, traffic applications that are all greatly advantaged with Flash and the visuals with a platform to deliver this service in a great way. That will be coming out later in the year.

Our next new revenue stream associated with Flash player is the advertising revenue stream. And we’ve announced an agreement with Double Click. They will be launching in a few months their dart service in support of Flash.

Flash continues to grow very aggressively in terms of its utilization for advertisements in a flat market. The last five quarters it’s grown from three billion Flash ad impressions to 30 billion Flash ad impressions: a tremendous growth. And that growth is associated with how much more effective Flash is from a click-through point of view.

The click-through rate is about ten times more effective from a click through perspective using rich media versus non-rich media.

So that’s what’s driving the growth.

So here our revenue stream will scale with the utilization of Flash for advertising. For those who are seeing this in Breeze, have a look at the advertisements on our website that you can just click on.

Our next new revenue stream is Breeze. So this is you know you are watching a Breeze presentation if you are on the internet. It’s a great new medium. We’re a finding all kinds of uses for it.

Here we have a business model that is either an ASP, a hosted model where we’re actually hosting the Breeze infrastructure and our clients don’t have to set anything up and they can just utilize the service. Or we also have available a service you can actually buy and operate on your own.

Breeze really allows people to make a lot better use of the billions and billions of PowerPoint slides that are all already out there. You know people have chosen PowerPoint as a really convenient way to give presentations.

And by combining that with audio and being able to synchronize the audio with the slides and convert it into Flash, it gives people tremendous new capability with a lot of the assets they already have. So things like sales training and E learning and presentations, and presentations like this, Breeze really represents a very attractive medium.

Our next revenue stream is associated with our communication server that provides streaming video functionality and also provides multi-way interactive video and screen sharing. We sort of came out with an early version of this this year. People have been experimenting with it. The next generation we actually combine with Breeze and in a very short period of time that will evolve into not only that capability but also the ability to have live interactive realtime meetings which is a phenomenal market capability but also the ability to have live interactive realtime meetings which is a phenomenal market opportunity. Here our offering will be substantially different than the offerings that are out there concentrating on certain things that we believe we’ll be able to do better and cheaper than the current incumbents that’s in the market.

Today on our website you can see a great example of the communications server in action. The Hong Kong Baptist University had to shut down because of the SARS outbreak. These folks were able to develop an application, I guess in just a few days, that is a virtual classroom and so they have been able to keep the schools running. Some 6500 students are still attending their classes, virtually as a function of the communication server. And there’s a very good piece on our website very good application story. I think this is an early example but one that has very, very broad application. And so we’re very excited about these early examples.

Some other examples on our website you can see featuring the Flash communication server. CBC home delivery has a new service based on the communication server and also movie sites are starting to use it.

So by the summer as Breeze and the communication server merge you are going to have really we hope an extensive platform enabling some really incredible new experiences in one to many communications and in multi-way communications and two-way communications and we hope that will make a big impact on the way people collaborate over the internet.

Our next opportunity to monetize Flash is a new agenda that we’ve just launched called Macromedia Central. Now we just launched it, we’ve done a launch for developers, so developers can start developing applications for this new environment. Our business model here is on selling applications by subscription, and also participating in the overall ecosystem by syndication model.

Macromedia Central is an opportunity really to use and share information outside of the browser. It allows people to aggregate information inside an application allows the applications to work together and will work online and offline.

We’ve got some early adopters already developing applications, in Cal and price grabber.com and scores of others. And we really think this is going to represent a very attractive, new desk top paradigm for a whole wide range of applications. You will start seeing this in tangible form in about six months.

In addition, we are heavily in development of a major new server initiative that is really targeted towards application developers who want to use Flash.

Today, they all use the same tool, and later on this year, our next generation system code named Royale will hit the market and we think enable a whole new segment of the population to work very productively with Flash.

In addition, we will be launching this year a series of industry solutions. You know Flash has become such a part of the overall development community and its use is very broad. Flash is used extensively for E learning. Used extensively for advertising. It’s used extensively for entertainment applications and there are all kinds of things we’re working on to provide more broad solutions for these vertical markets. You will hear more about that in the year.

So in summary we’ve got a really solid foundation. We have a foundation of millions of developers that love our products. We have a foundation of millions of customers who make extensive use of all of our products. We’ve got a solid foundation in our financials, a nice balance sheet. We’ve got an operating model where we can continue to invest very heavily in research and development of new products.

So we have this solid base and if you look at the internet and all its promises we’ve got this incredible infrastructure out there and we’ve got an application category that’s working pretty well, HTML, on the web. Then there’s all these other application categories that at the moment don’t have a user experience which is effective for most people for that application. And we can really do something about it.

Most of my discussion today centered around our Flash ecosystem but it’s important to note that different applications require different technologies to deliver great user experiences.

Our biggest business is in HTML with Dream Weaver and Contribute. We really envision all kinds of different approaches to creating great user experiences: some with HTML, some with Flash, some with video and audio, some with other applications. I’ve hardly even touched on some of other great products like Cold Fusion and Director and J Run and many others. So we envision a combination of these technologies to delivery ultimately the best user experience.

A company’s customer experience is a key differentiator for businesses in general. We see that becoming an increasing priority for the way businesses operate using the internet.

So I think this next couple years could be really great years for Macromedia with a much broader agenda and really making a substantial difference in the way people interact with the internet. So thank you all for your interest. Now I’d like to turn it back over to Betsey. Should be a very exciting year.

Elizabeth Nelson – Macromedia, Chief Financial Officer and Executive Vice President

Thanks, Rob.

It really is an exciting time here at Macromedia. We’re starting to see the fruits of the investments we’ve been making in new product and market development and fiscal 2004 should be a strong year for the company.

Our specific guidance is as follows. For the June quarter we’re forecasting revenue in the range of $80 to $85 million. Gross margin in the 88-90% range. And operating profit margin between 5-10%. Our outlook for the fiscal year as a whole has revenue increasing between 10 and 20%, based on a new product cycle for existing products as well as new product initiatives like Breeze, Contribute and the mobile business.

Operating profit margin for the year should be between 10 and 20% of revenue. We anticipate no change in our effective tax rate of 20%. And a share count of between 63 and 66 million shares outstanding.

As you can see Macromedia has a long track record of delivering solid improvements in revenue. Our business model is clearly focused on innovation, both in our current franchise product and in new markets. And it is that innovation that will drive revenue to increase in the years to come.

As well we have invested over the last decade in building a business infrastructure required to successfully market sell and support our products. We have a significant and growing ecosystem with distribution over 50 countries through corporate retailers direct channels, VAR’s and focused direct sales effort in the corporate education and government market: a network of thousands of partner who provides services training and solutions around Macromedia’s core products.

The core systems infrastructure to support our business including our leading website which serves as our key communication hub for all of our communities.

And finally a strong control environment to effectively manage our business as it grows and increases in complexity. These capabilities that give us confidence in our ability to the continue generating cash from operations as we grow.

So in closing, we look forward to returning solid returns to investors over the year to come with growth in both revenue and earnings.